Exhibit 4.1

AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENTS AND WARRANTS

This AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT AND WARRANTS (this “Amendment”) is made and entered into as of March 12, 2007, by and among Sulphco, Inc., a Nevada corporation (the “Company”), and the purchasers identified on the signature pages hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

RECITALS

1.
The Company and the Purchasers are parties to (i) a Securities Purchase Agreement, dated as of June 1, 2004 (the “June 1st Purchase Agreement”) pursuant to which the Company issued and sold to the Purchasers shares of common stock, par value $0.001 (the “Common Stock”) and certain warrants (the “June 1st Warrants”), (ii) a Securities Purchase Agreement, dated as of June 14, 2004 (the “June 14th Purchase Agreement”) pursuant to which the Company issued and sold to the Purchasers shares of Common Stock and certain warrants (the “June 14th Warrants”), and (iii) a Securities Purchase Agreement, dated as of March 29, 2006 (the “2006 Purchase Agreement”, and together with the June 1st Purchase Agreement and the June 14th Purchase Agreement, the “Purchase Agreements”) pursuant to which the Company issued and sold to the Purchasers shares of Common Stock and certain warrants (the “2006 Warrants”, and together with the June 1st Warrants and June 14th Warrants, the “Warrants”). Capitalized terms used and not defined in this Amendment shall have the respective meanings set forth in the Purchase Agreements and Warrants.

2.	The Company and the Purchasers now wish to further modify certain terms of the Warrants.

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Purchaser, severally and not jointly, agree as follows:

1.  Exercise of Warrants. Subject to the terms hereof, each Purchaser agrees to exercise the June 1st Warrants, June 14th Warrants and the 2006 Warrants as set forth herein.

1.1	The Exercise Price on the 2006 Warrants shall be reduced from $6.805 to $2.68 (the “Market Price”).

1.2	The Company and each Purchaser agree that Section 4(a) of the 2006 Warrant shall be deleted and replaced in its entirety as follows:

“(a)  This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date. At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value; provided that, if the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Expiration Date exceeds the Exercise Price on the Expiration Date, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised) on a “cashless exercise” basis at 6:30 P.M. New York City time on the Expiration Date if a “cashless exercise” may occur at such time pursuant to Section 10 below. Notwithstanding anything to the contrary herein, the Expiration Date shall be extended for each day following the Effective Date that the Registration Statement is not effective.”

1.3
Subject to the terms hereof, each Purchaser agrees to exercise (i) 100% of the June 1st Warrants and June 14th Warrants issued to such Purchaser and (ii) 50% of the 2006 Warrants issued to such Purchaser, in each case as set forth on Schedule A hereto on the Business Day following the date of this Agreement (“Closing Date”). In consideration for such exercise, the Company shall issue to each Purchaser a warrant in the form of Exhibit A attached hereto (the “Additional Warrants”), registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire the number of shares of Common Stock indicated opposite such Purchaser’s name on Schedule A hereto under the heading “Additional Warrant Shares” at an Exercise Price equal to the Market Price per share.

1.4
Each Purchaser shall have the option within 90 calendar days following the date the Additional Registration Statement is declared effective by the Commission to exercise all or any portion of the remaining 2006 Warrants and receive an additional warrant, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire the number of shares of Common Stock that it exercises pursuant to this Section 1.3. Such additional warrant shall be exercisable at the Market Price and be in the same form as the Additional Warrant. For the purposes of this Amendment, the additional warrant issued under this Section 1.4 shall be deemed an “Additional Warrant” and the shares issuable upon exercise of the additional warrant shall be included in the Additional Registration Statement filed pursuant to Section 3 below.

2.  Closing. Subject to the terms hereof, each Purchaser and the Company agrees that the closing of the issuance of the Additional Warrants (the “Closing”) shall occur on the Closing Date.

2.1.
On the Closing Date, the Company shall (i) issue to each Purchaser a warrant in the form of Exhibit A hereto, registered in the name of such Purchaser pursuant to which such Purchaser shall have the right to acquire the number of shares of Common Stock indicated opposite such Purchaser’s name on Schedule A hereto under the heading “Additional Warrant Shares”, and (ii) issue to each Purchaser a certificate representing the number of Warrant Shares exercised under the Warrants.

2.2.	On the Closing Date, each Purchaser shall deliver to the Company the Exercise Notice required under the Warrants and the Exercise Price in immediately available funds.

3.  Registration.

3.1
The Company will use commercially reasonable efforts to prepare and file a registration statement (the “Additional Registration Statement”) to cover all shares of Common Stock issuable under the Additional Warrants (the “Additional Registrable Securities”) as soon as possible, but in no event later than 90 days after the Closing Date (the “Filing Date”). The Company will use its commercially reasonable efforts to cause the Additional Registration Statement to be declared effective as soon as possible.

3.2
The Company shall use commercially reasonable efforts to prepare and file a post-effective amendment to the registration statement (the “Registration Statement”) covering the June 1st Warrants and the June 14th Warrants as soon as possible, but in no event later than April 6, 2007 (the “Post Effective Amendment Filing Date”). The Company will use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as possible.

3.3
The Company hereby agrees to amend and restate the Company’s Form 10-Q for the periods ending March 31, 2006, June 30, 2006 and September 30, 2006 within 15 days of the Closing Date (the “Restatement Filing Date”).

3.4
In the event the Company does not file the Additional Registration Statement by the Filing Date or the post effective amendment to the Registration Statement by the Post Effective Amendment Filing Date (each, an “Event”), each Purchaser shall be entitled to receive on the date of such Event (the “Event Date”) an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the aggregate Exercise Price paid by such Purchaser pursuant to Section 2.2 of this Amendment; and on each monthly anniversary of the Event Date thereof (if the applicable Event has not been cured), the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the aggregate purchase price paid by such Purchaser pursuant to the Section 2.2 of this Amendment (the “Liquidated Damages”). The Liquidated Damages shall not exceed 12% of the aggregate Exercise Price paid by each respective Purchaser pursuant to Section 2.2 of this Amendment.

4.  Continued Validity of Transaction Documents under the Purchase Agreement; Waiver of Prior Defaults. The parties hereto agree that the Purchase Agreements and the other transaction documents (the “Transaction Documents”) entered into in connection therewith (as amended by this Amendment), remain in full force and effect, modified to the extent and only to the extent necessary to give effect to this Amendment and the transactions herein contemplated.

5. Representations and Warranties.

5.1.
The Company hereby represents and warrants to the Purchasers that each of the representations and warranties set forth in Section 3.1 of the June 14th Purchase Agreement are true and correct as of the date hereof with the exception of Sections 3.1(g), 3.1(h), 3.1(i), 3.1 (s), 3.1(w), 3.1(x), 3.1(y), and 3.1(z) for which the Company makes no representations and warranties. Schedule B, attached hereto, describes the status of current litigation of Mark Neuhas v. Sulphco, Inc. and Rudolph W. Gunnerman.

5.2.
Each Purchaser hereby, as to itself only and for no other Purchaser, represents and warrants to the Company that each of the representations and warrants set forth in Section 3.2 of the June 14th Purchase Agreement are true and correct as of the date hereof.

6. Miscellaneous.

6.1.
Fees and Expenses. The Company has agreed to reimburse Iroquois Master Fund, Ltd. (“Iroquois”) $20,000 for its legal fees and expenses in connection with this Amendment. Accordingly, the amount Iroquois must pay to the Company upon exercise of the Warrants under Section 1 shall be reduced by $20,000. Except for the foregoing, each party hereto will bear the fees and expenses of its own counsel and advisors in connection with the negotiation and entering into of this Amendment. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

6.2.
Entire Agreement. This Amendment and the Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3.
Equal Treatment of Purchasers. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents.

6.4.
Public Announcement. On or before March 14, 2007, the Company shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K this Amendment and Warrants, in the form required by the Exchange Act.

6.5.
Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective as specified in the Purchase Agreement. The address for such notices and communications shall be as set forth on the signature pages attached to the Purchase Agreement.

6.6.
Amendments; Waivers. No provision of this Amendment may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Amendment shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.7.	Amendment Controls. If any topic is addressed both in the Purchase Agreement (or any document related thereto) and in this Amendment, this Amendment shall control.

6.8.
Construction. The headings herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.9.
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The parties agree that Section 7.9 of the June 14th Purchase Agreement shall apply to this Amendment as if set forth in its entirety herein.

6.10.	Survival. The representations and warranties contained herein shall survive the delivery, exercise and/or conversion of the securities, as applicable for the applicable statute of limitations.

6.11.
Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same document and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

6.12.
Severability. If any provision of this Amendment is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Amendment shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Amendment.

6.13.
Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Purchasers have not relied upon the same legal counsel in their review and negotiation of this Amendment. The Company has elected to provide all Purchasers with the same terms and form of Amendment for the convenience of the Company and not because it was required or requested to do so by the Purchasers. Each Purchaser represents that it has been represented by its own separate legal counsel in its review and negotiations of this Amendment and each party represents and confirms that Malhotra & Associates LLP represents only Iroquois in connection with this Amendment.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

SULPHCO, INC.
By: /s/ Loren Kalmen Name: Loren Kalmen Title: CFO

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASERS FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investing Entity: ________________________________________________________
Signature of Authorized Signatory of Investing Entity: __________________________________
Name of Authorized Signatory: ____________________________________________________
Title of Authorized Signatory: _____________________________________________________
Email Address of Authorized Entity:________________________________________________

Schedule A

	June 1st	June 14th	2006	Additional	Aggregate
Purchaser	Warrant Shares	Warrant Shares	Warrants	Warrant Shares	Exercise Amount

Nancy Abbe Trust	58,335	36,960		95,295	123,376.88

Merav Abbe Irrevocable Trust	116,667	73,920		190,587	246,750.38

Coleman Abbe	29,168	18,480		47,648	61,689.00

Bruce Bernstein	43,750	27,720		71,470	92,531.25

Romana Ltd	116,667	73,920		190,587	246,750.38

Ellis International Ltd Inc.	262,500	170,520	150,000	583,020	963,750.00

Scot J. Cohen	350,000	332,640		682,640	913,500.00

Cranshire Capital LP	175,000			175,000	196,875.00

Michael Gantcher		21,000		21,000	32,812.50

Joshua Silverman		21,000		21,000	32,812.50

Brian Daly	14,581	9,240		23,821	30,841.13

Northfield Advisors Inc.	0	0	250,000	250,000	670,000.00

Iroquois Master Fund, Ltd.	0	0	350,000	350,000	938,000.00

Eli Levitin	0	0	10,000	10,000	26,800.00

Morris Wolfson	0	0	25,000	25,000	67,000.00

Aaron Wolfson	0	0	50,000	50,000	134,000.00

Abraham Wolfson	0	0	15,000	15,000	40,200.00

South Ferry #2	0	0	100,000	100,000	268,000.00

Ari Dani Corp.	0	0	50,000	50,000	134,000.00

Blizzard Capital Ltd.	0	0	1,000,000	1,000,000	2,680,000.00

Total	1,166,668	785,400	2,000,000	3,952,068	7,899,689.00

Schedule B

1.
On January 5, 2004, a lawsuit was filed by the Company in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Case No. CV04 00013, Dept. No. 9, against Alexander H. Walker, Jr., the Company’s former general counsel and director, and Nevada Agency & Trust Company, the Company’s former transfer agent. The lawsuit alleges breaches of fiduciary duty, contract violations, conversion, and other related claims, in connection with the sale of shares of the Company’s common stock to Coldwater Capital, LLC and Mark Neuhaus in 2001. The Company claims it did not receive approximately $737,000 of the purchase price for the shares sold. The Defendants have answered the Complaint, generally denying the allegations and raising affirmative defenses, and cross-complaining against Coldwater Capital, LLC and Mark Neuhaus for the payment of the funds owed to the Company. The Company subsequently obtained a pre-judgment writ of attachment requiring Mr. Walker to deposit the proceeds of the sale of the Company stock he owned with the court, pending trial. Discovery has been completed and trial in this matter is presently scheduled for April 23, 2007.

2.
In Clean Fuels Technology v. Rudolf W. Gunnerman, Peter Gunnerman, RWG, Inc. and SulphCo, Inc., the Company, Rudolf Gunnerman, Peter Gunnerman, and RWG, Inc., were named as defendants in a legal action commenced in Reno, Nevada. The Plaintiff alleged claims relating to “sulfur removal technology” originally developed by Professor Teh Fu Yen and Dr. Gunnerman with financial assistance provided by Dr. Gunnerman, and subsequently assigned to the Company. On December 18, 2006, following a trial, the jury found in the Company’s favor on both claims asserted against the Company by the Plaintiff. The Plaintiffs have since requested equitable relief, including the imposition of a constructive trust, from the Judge who presided over the trial. The Company views the request for any equitable relief as against the Company as without merit. Oral argument on the request for equitable relief took place on February 22, 2007, and the Company is awaiting a decision.

3.
In Talisman Capital Talon Fund, Ltd. v. Rudolf Gunnerman and SulphCo, Inc., the Company and Rudolf Gunnerman were named as Defendants in a legal action commenced in federal court in Reno, Nevada. The Plaintiff alleged claims relating to the Company’s rights to develop its “sulfur removal technology. The Company regards these claims as without merit. Discovery in this case formally concluded on May 24, 2006. Motions to compel additional discovery and summary judgment motions by both parties are still pending, and no trial date has yet been set.

4.
In In The Matter of the Arbitration between Stan L. McLelland v. SulphCo, Inc., Mr. McLelland, who was the Company's president from August 13, 2001, until he resigned on September 12, 2001, is seeking to exercise two million (2,000,000) shares of the Company stock options at 50 cents per share. It is the Company’s position that those options had not vested prior to Mr. McLelland's resignation. Mr. McLelland also seeks salary for the six months following his resignation and $20,000 of alleged unpaid commuting expenses, as well as attorneys' fees and costs. Discovery is closed, and the arbitrator recently denied the parties’ cross-motions for summary judgment on the options issue. The arbitration hearing has been set for April 19 and 20, 2007 in Reno, Nevada.

5.
On October 20, 2006, Mark Neuhaus filed a lawsuit against the Company and Rudolph W. Gunnerman, Mark Neuhaus v. SulphCo, Inc., Rudolph W. Gunnerman, in the Second Judicial District Court, in and for the County of Washoe, Case No. CV06 02502, Dept. No. 1. The lawsuit is based on a purported Non-Qualified Stock Option Agreement and related Consulting Agreement between Mark Neuhaus and the Company dated March of 2002. Mark Neuhaus claims that according to the terms of the Non-Qualified Stock Option Agreement, he was granted an option to purchase three million (3,000,000) shares of the Company’s common stock at the exercise price per share of $0.01. On or about February of 2006, Mark Neuhaus attempted to exercise the option allegedly provided to him under the Non-Qualified Stock Option Agreement. At that time, the Company rejected Mr. Neuhaus’s attempt to exercise the option. Thereafter, Mr. Neuhaus filed this lawsuit seeking to enforce the Non-qualified Stock Option Agreement. In his suit, Mr. Neuhaus includes claims for specific performance, breach of contract, contractual breach of the covenant of good faith and fair dealing, and tortious breach of the covenant of good faith and fair dealing. He requests the Court to compel the Company to issue the shares or alternatively to award him damages equal to the fair market value of the three million (3,000,000) shares of stock when he purported to exercise the options, minus the exercise price. On December 7, 2006, the Company moved to dismiss the lawsuit. On January 4, 2007, the Court issued an Order denying the motion on the ground that there were factual issues to be resolved which prevented dismissal at that time. The Company is now in the process of preparing an Answer to the Complaint. The Company intends to vigorously defend the claims made by Mr. Neuhaus, which it believes are without merit. Trial in this matter is scheduled for September 24, 2007.

6.
On January 17, 2007, Rudolf W. Gunnerman filed a lawsuit against four of the Company’s independent directors, Richard L. Masica, Robert Van Maasdijk, Edward E. Urquhart, and Lawrence G. Schafran. This case is known as Rudolph W. Gunnerman v. Robert Van Maasdijk, Richard L. Masica, Larry G. Schafran, Edward E. Urquhart, and was filed in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Case No Case No. CV07 00103, Dept. No. B6. Gunnerman’s Complaint seeks declaratory and injunctive relief with respect to the amendments to the Company’s bylaws made by the Company’s Board of Directors on Wednesday, January 17, 2007. Gunnerman alleges that the independent directors’ amendment to the Company’s bylaws which provides that the Board of Directors shall have exclusive authority to amend the bylaws was invalid and the bylaw amendment should be declared invalid. The independent directors have counterclaimed for a declaration that the amendment was valid and in the Company’s best interest. Discovery in this case has not begun and no trial date has been set.

7.
On January 26, 2007, Thomas Hendrickson filed a shareholder derivative claim against certain current and former officers and directors or the Company in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe. The case is known as Thomas Hendrickson, Derivatively on Behalf of SulphCo, Inc. v. Rudolf W. Gunnerman, Peter W. Gunnerman, Loren J. Kalmen, Richard L. Masica, Robert Henri Charles Van Maasdijk, Hannes Farnleitner, Michael T. Heffner, Edward E. Urquhart, Lawrence G. Schaffran, Alan L. Austin, Jr., Raad Alkadiri and Christoph Henkel, Case No. CV07 00137, Dept. No. B6. The complaint alleges, among other things, that the defendants breached their fiduciary duty to the Company by failing to act in good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, including the Company’s credibility and reputation. The Company and the Board intend to file a Motion for Dismissal with the Court, based upon the Plaintiff’s failure to make a demand upon the Board.

8.
On June 26, 2006, the Company filed an action, SulphCo, Inc. v. Cullen, in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Case No. CV06-01490, against Mark Cullen arising out of Mr. Cullen’s alleged breach of a secrecy agreement that he had executed when employed by GRD, Inc., whose claims have accrued to the Company. The lawsuit seeks damages, a constructive trust, and an order requiring Mr. Cullen to assign to the Company certain intellectual property in the form of patent applications (as well as a now-issued patent) that he filed following his departure from the Company. On October 23, 2006, Mr. Cullen moved to dismiss the Company’s complaint; the motion was denied. On February 26, 2007, Mr. Cullen filed an amended answer to the Company’s complaint. That Answer included counterclaims for breach of contract, unfair competition, interference with contractual relations, and interference with prospective economic advantage. The Company views Mr. Cullen’s counterclaims as without merit. Discovery in this case has not yet begun, and no trial date has been set.